Exhibit 99.1

[Logo]

                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com


                                                                    NEWS RELEASE


Level 3 Contacts:

U.S. media: Josh Howell               Investors:        Robin Grey
            720-888-2517                                720-888-2518

            Arthur Hodges                               Sandra Doyle
            720-888-6184                                720-888-2501

Asia media: Samantha English          Europe media:     Mark Broughton
            +852-2201-8026                              +44-20-7954-5077

            Cannis Wong
            +852-2201-8016



                     Reach Acquires Level 3's Asian Business

             Level 3 To Reduce Costs by Approximately $300 Million,
                  Focus On North American and European Markets


     HONG KONG, December 19, 2001 - Level 3 Communications, Inc. (Nasdaq:LVLT) today announced that Reach will acquire Level 3's Asian business. The agreement covers Level 3's Asian network operations, assets, liabilities and future financial obligations. This includes its North Asian cable system (Tiger); capacity on the Japan-US Cable System (JUS); capital and operational expenses related to the Tiger and JUS systems; data centers in Hong Kong and Tokyo; and existing customers on Level 3's Asian network.

    "This transaction makes both sound fiscal and strategic sense for Level 3," said James Q. Crowe, Level 3 CEO. "Our business in Asia would require significant additional capital investment to get to the point of free cash flow breakeven. With this transaction, we will save approximately $300 million. Given current economic conditions, we believe it is beneficial to focus our efforts in North America and Europe.

     "Strategically, Asia represents attractive longer term investment opportunities. In this volatile market and economy, however, we must take steps to focus on the immediate opportunities and to leverage our network and management time where the returns on capital are highest - which is in our North American and European markets."

     As part of the agreement, the two companies have agreed Level 3 will provide capacity and services to Reach over Level 3's North American backbone network, and Level 3 will buy capacity and services from Reach in Asia. This will allow Level 3 to continue to service its customer base with capacity needs in Asia and give Reach access to a state-of-the-art, high capacity network in North America and Europe. Additionally, Level 3 will maintain a sales group in Asia to serve its global customers and Asian-based carriers with capacity needs in North America and Europe.

     "The agreement enables Level 3 to focus on its strategy of serving the 300 largest consumers of bandwidth," said Steve Liddell, president of Level 3's Asian operations. "We have found in the current economic climate that the needs of this core group of customers are significantly greater in North America and Europe. We've significantly improved our overall cash flow, ensured our continued ability to provide capacity in Asia to our global customers, and gained a customer on our North American network."

     This transaction will further strengthen Level 3's overall financial position. The company estimates that by virtue of the transaction it will reduce its future funding requirements by approximately $300 million through a combination of reductions in capital expenditures, network and operating expenses, taxes and working capital. These savings are expected to be realized through the point in time when the company reaches free cash flow breakeven. As a result of this transaction, Level 3 expects to recognize a one-time charge of approximately $500 million during the fourth quarter of 2001.

     Under the terms of the agreement Reach will acquire Level 3's existing Asian business in Japan, Hong Kong, Korea, and Taiwan. This includes:

     * Three fiber pairs on Level 3's Tiger submarine cable system - which will connect Japan, Hong Kong, Taiwan and Korea - along with associated cable landing stations and backhaul network facilities connected to the Tiger system;

     * Level 3's ownership stake in the Japan-US submarine cable system and associated backhaul systems;

     * Data center and colocation facilities in Tokyo and Hong Kong; and

     * Certain existing customers on Level 3's Asian network.

     Level 3 was advised by Goldman Sachs in this transaction, which is expected to close in the first quarter of 2002.

About Level 3 Communications

Level 3 (Nasdaq:LVLT) is a global communications and information services company offering a wide selection of services including IP services, broadband transport services, colocation services, and the industry's first Softswitch based services. Its Web address is www.Level3.com.

Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.



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